EXHIBIT 99.1

NASH FINCH RECEIVES EXTENSION OF FILING DEADLINES FROM NASDAQ

                MINNEAPOLIS, March 25, 2003—Nash Finch Company (Nasdaq: NAFCE) (the Company) today announced that the Nasdaq Listing Qualifications Panel (the “Panel”) has agreed to extend the deadlines for the filing by the Company of its periodic reports for the third quarter 2002, fiscal 2002, and first quarter 2003.

                The revised deadlines require that the Company file with the Securities and Exchange Commission (the “SEC”) and Nasdaq the following reports on or before the dates indicated:

Report	Date
Quarterly report on Form 10-Q for the fiscal quarter ended October 5, 2002	May 15, 2003

Annual report on Form 10-K for the fiscal year ended December 28, 2002	May 30, 2003

Quarterly report on Form 10-Q for the fiscal quarter ended March 22, 2003	June 9, 2003

                The Company expects that it will file these periodic reports on or before the respective dates indicated.

                The Company previously announced on March 11, 2003 that it had received a favorable response from the staff of the Securities and Exchange Commission (the SEC) indicating that, based upon the Company’s oral and written representations, the SEC staff will not object at this time to the Company’s accounting for Count-Recount charges.  The Company also reported that the accounting firm of Ernst & Young LLP had been engaged to audit the Company’s 2002 financial statements.

                Satisfaction of the revised deadlines is a condition to the continued listing of the Company’s securities on the Nasdaq National Market, in accordance with an exception originally granted by the Panel on January 24, 2003.  The fifth character “E” will remain appended to the Company’s trading symbol until the Panel has confirmed compliance with all terms of the exception and all other criteria necessary for continued listing on the Nasdaq National Market.  The Panel also reserves its right to modify or extend the terms of this exception upon a review of the Company’s reported financial results.

                Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues.  Nash Finch owns and operates more than 100 stores in the Upper Midwest, principally supermarkets under the AVANZA(TM), Buy n Save(R), Econofoods(R), Sun Mart(R), and Family Thrift Center(TM) trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the Company’s website at www.nashfinch.com.

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Contact: Robert B. Dimond, 952-897-8148